EXHIBIT 2.3

                             CERTIFICATE OF OFFICERS



      In connection with that certain Investment Agreement dated as of August 5th, 2003, by and between CYBER HOLDINGS CO., LTD., a corporation organized and existing under the laws of Japan ("Cyber") and IA GLOBAL, INC., a corporation organized and existing under the laws of the State of Delaware ("IAG") (the "Investment Agreement"); and that certain Indemnification Agreement dated as of August 5th, 2003, by and among FAN CLUB ENTERTAINMENT CO., LTD. ("Fan Club"), Fan Club and IAG (the "Indemnification Agreement"), the undersigned officers of Cyber hereby certify to IAG as follows:



1) All representations and warranties made by Cyber in the Investment Agreement are true and correct as of the date thereof, to the best knowledge of the undersigned officers.

2) Attached hereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Investment Agreement and the Indemnification Agreement.

3) Attached hereto are true and complete copies of all documents filed with the Japanese Ministry of Legal Affairs in connection performance of the Investment Agreement and the issuance of the Purchased Shares (as such term is defined in the Investment Agreement).


/S/ Kazunori Ito
________________
KAZUNORI ITO




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